Exhibit 99.1

Contact:

Media: Lena Funston (509) 495-8090 lena.funston@avistacorp.com

Investors: Stacey Walters (509) 495-2046 stacey.walters@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for the First Quarter of 2025, Confirms 2025 Earnings Guidance

SPOKANE, Wash. – May 7, 2025, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today announced financial results for the first quarter of 2025. Net income and earnings per diluted share for the first quarter of 2025 compared to the first quarter of 2024 are presented in the table below (dollars in millions, except per-share data):

	2025	2024
Net Income (Loss) by:
Reportable Segments
Avista Utilities	$78	$67
AEL&P	4	4
Other non-reportable segment loss	(3)	—
Total net income	$79	$71
Earnings (Loss) per Diluted Share:
Reportable Segments
Avista Utilities	$0.97	$0.86
AEL&P	0.04	0.05
Other non-reportable segment loss	(0.03)	—
Total earnings per diluted share	$0.98	$0.91

“Strong results at Avista Utilities reflect solid execution of our business plan in the first quarter,” said Avista President and CEO Heather Rosentrater. “Wildfire risk mitigation activities also advanced significantly in April, as bills passed in both Washington and Idaho providing for approval of wildfire mitigation plans, and, in Washington, providing the opportunity to securitize costs associated with disasters such as wildfire. These bills represent an important step forward in addressing risks associated with wildfire and demonstrate the legislature’s recognition of wildfire as a critical issue.”

“Settlement of our Oregon general rate case is positive progress, and later this month, we'll have the first settlement discussions in our Idaho general rate cases. If approved, new rates for both states are expected to go into effect in September of this year,” Rosentrater added.

Analysis of 2025 Consolidated Earnings

The table below presents the change in net income and diluted earnings per share for the first quarter of 2025, as compared to the first quarter of 2024, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in millions, except per-share data):

	Net Income (a)	Earnings per Share
2024 consolidated earnings	$71	$0.91
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (b)	28	0.36
Natural gas utility margin (c)	7	0.09
Other operating expenses (d)	(13)	(0.16)
Depreciation and amortization (e)	(2)	(0.03)
Other	(3)	(0.04)
Income tax at effective rate (f)	(6)	(0.08)
Dilution on earnings	n/a	(0.03)
Total Avista Utilities	11	0.11
AEL&P earnings	—	(0.01)
Other businesses earnings (g)	(3)	(0.03)
2025 consolidated earnings	$79	$0.98

(a)
The tax impact of each line item was calculated using Avista Corp.'s federal statutory tax rate of 21 percent.
(b)
Electric utility margin increased due to the effects of our general rate cases and customer growth. We had a $7 million pre-tax expense under the Energy Recovery Mechanism (ERM) in 2025, compared to a $6 million pre-tax expense in 2024.
(c)
Natural gas utility margin increased primarily due to the effects of our general rate cases and customer growth.
(d)
Other operating expenses increased due to increased employee salaries and benefit costs, as well as thermal generation costs. There were also increases in amortizations and base levels of wildfire mitigation and insurance costs, with corresponding increases to revenue which result in no impact to earnings.
(e)
Depreciation and amortization increased primarily due to additions to utility plant.
(f)
Our effective tax rate in the first quarter of 2025 was 13.2 percent compared to 3.1 percent in the prior year. The change is primarily due to a decrease in tax customer credits as the majority of the tax customer credits have been returned to customers.
(g)
Losses at our other businesses increased due to higher net investment losses resulting from changes in fair value within our portfolio of investments and the recognition of our portion of losses in our equity method investments.

Liquidity and Capital Resources

Liquidity

As of Mar. 31, 2025, we had $221 million of available liquidity under the Avista Corp. committed line of credit and $40 million of available liquidity under our letter of credit facility. AEL&P had $12 million available under their line of credit as of Mar. 31, 2025.

In 2025, we expect to issue $120 million of long-term debt and up to $80 million of common stock, including $16 million issued in the first quarter.

Capital Expenditures and Other Investments

In the first quarter of 2025, Avista Utilities' capital expenditures were $100 million and AEL&P's capital expenditures were $3 million.

For Avista Utilities, we expect capital expenditures to be about $525 million in 2025. For the five-year period ending in 2029, we expect total capital expenditures at Avista Utilities of nearly $3 billion, resulting in an annual growth rate of 5 to 6 percent. These estimates do not include potential expenditures for additional generation from our all source Request for Proposal, transmission projects or new large load customers.

Capital expenditures at AEL&P are expected to be $15 million in 2025.

In addition, we expect to invest $10 million in 2025 at our other businesses related to non-regulated investment opportunities and economic development projects in our service territory.

We continue to monitor the dynamic situation with respect to tariffs and other related supply chain disruption, and continue to implement risk-mitigating activities. While we do not anticipate significant impacts in 2025, these activities, tariffs and corresponding disruptions in the supply chain could increase costs in future periods.

2025 Earnings Guidance and Outlook

Avista Corp. is confirming its 2025 consolidated earnings guidance with a range of $2.52 to $2.72 per diluted share.

We expect Avista Utilities to contribute within a range of $2.43 to $2.61 per diluted share in 2025. The midpoint of our guidance for Avista Utilities includes an expected $0.12 negative impact from the ERM, within the 90 percent customer/10 percent Company sharing band ($0.07 have already been absorbed in our first quarter results).

We expect AEL&P to contribute in the range of $0.09 to $0.11 per diluted share in 2025.

We expect our other business to contribute zero earnings in 2025.

Over the long term, we expect earnings growth in the 4-6 percent range from our forecast 2025 base year.

Our guidance does not include the effect of unusual or non-recurring items until the effects are probable. Various factors, which include, among other things, the impact of tariffs, could cause actual results to differ materially from our expectations. Please refer to our 10-K for 2024, our 10-Q for the first quarter of 2025, and the cautionary statements below, for a full discussion of these factors.

Non-GAAP Financial Measures

The tables below include electric and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” The most directly comparable measure calculated and presented in accordance with GAAP is utility operating revenues.

The presentation of electric and natural gas utility margin is intended to enhance the understanding of operating performance, as it provides useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance.

The following table reconciles Avista Utilities' operating revenues to utility margin (after-tax) for the three months ended Mar. 31 (dollars in millions):

	Electric		Natural Gas		Intracompany		Total
	2025	2024	2025	2024	2025	2024	2025	2024
Operating revenues	$363	$367	$244	$234	$(4)	$(6)	$603	$595
Resource costs	126	166	134	132	(4)	(6)	256	292
Income taxes (a)	50	42	22	21	—	—	72	63
Utility margin, net of tax	$187	$159	$88	$81	$—	$—	$275	$240
(a)
Income taxes for 2025 and 2024 were calculated using Avista Corp.'s federal statutory tax rate of 21 percent.

NOTE: We will host a conference call with financial analysts and investors on May 7, 2025, at 12:30 p.m. ET to discuss this news release. This call can be accessed on Avista’s website at investor.avistacorp.com. You must register for the call via the link at Avista’s website (investor.avistacorp.com) to access the call-in details for the webcast. A replay of the webcast will be available for one year on the Avista Corp. web site at investor.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to approximately 423,000 customers and natural gas to 384,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 18,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; wildfires ignited, or allegedly ignited, by our equipment or facilities could cause significant loss of life and property or result in liability for resulting fire suppression costs and/or damages, thereby causing serious operational, reputational and financial harm; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, floods, extreme temperature events, snow and ice storms that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; political unrest and/or conflicts between foreign nation-states, which could disrupt the global, national and local economy, result in increases in operating and capital costs, impact energy commodity prices or our ability to access energy resources, create disruption in supply chains, disrupt, weaken or create volatility in capital markets, and increase cyber and physical security risks. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; interruptions in the delivery of natural gas by our suppliers, including physical problems with pipelines themselves, can disrupt our service of natural gas to our customers and/or impair our ability to operate gas-fired electric generating facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; pandemics, which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, losses or disruptions in our workforce due to vaccine mandates, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; changes in the availability and price of purchased power, fuel and natural gas, as well as transmission capacity; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; increasing operating costs, including effects of inflationary pressures; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuilding atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility (AEL&P) that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to other electrical grids and the availability or cost of replacement power (diesel); changing river or reservoir regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream;

Climate Change Risk

increasing frequency and intensity of severe weather or natural disasters resulting from climate change that could disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities, including impacts resulting from climate change; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires as well as their increased occurrence and intensity related to changes in climate;

Cybersecurity Risk

cyberattacks on the operating systems used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, resulting in the disruption of business operations, the release of private information and the incurrence of liabilities and costs;

Technology Risk

changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks and other new risks inherent in the use, by either us or our counterparties, of new technologies in the developmental stage including, without limitation, generative artificial intelligence; changes in the use, perception, or regulation of generative artificial intelligence technologies, which could limit our ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to our business, reputation or financial results; changes in costs that impede our ability to implement new information technology systems or to operate and maintain current production technology; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or may be sold back to the utility, and alternative energy suppliers and delivery arrangements; non-regulated activities may increase earnings volatility and result in investment losses; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including, but not limited to, regulatory responses to concerns regarding climate change, efforts to restore anadromous fish in areas currently blocked by dams, more stringent requirements related to air quality, water quality and waste management, present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over climate changes, including future limitations on the usage and distribution of natural gas; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations; increasing costs due to potential tariffs applied to energy commodities and/or equipment and materials.

Financial Risk

our ability to obtain financing through the issuance of debt and/or equity securities and access to our funds held with financial institutions, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; volatility in energy commodity markets that affect our ability to effectively hedge energy commodity risks, including cash flow impacts and requirements for collateral; volatility in the carbon emissions allowances market that could result in increased compliance costs; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining electricity demand related to customer energy efficiency, conservation measures and/or increased distributed generation and declining natural gas demand related to customer energy efficiency, conservation measures and/or increased electrification; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers; activist shareholders may result in additional costs and resources required in response to activist actions;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2025. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation